EXHIBIT 5.1
[Letterhead of McDermott Will & Emery LLP]
June 14, 2007
First Mercury Financial Corporation
29110 Inkster Road, Suite 100
Southfield, Michigan 48034
     Re: Registration Statement on Form S-1 File No. 333-143306
Ladies and Gentlemen:
     You have requested our opinion in connection with the above-referenced registration statement (the “Registration Statement”), relating to the registration of 3,796,449 shares of common stock, par value $0.01 per share, of First Mercury Financial Corporation, a Delaware corporation (the “Company”), 200,000 shares of which are being offered by the Company (the “Company Primary Shares”), 495,189 shares of which may be purchased by the underwriters pursuant to an option to purchase additional shares granted by the Company (the “Company Option Shares” and, together with the Company Primary Shares, the “Company Shares”), and 3,101,260 shares of which are being offered by certain stockholders of the Company (the “Selling Stockholder Shares”).
     In arriving at our opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.
     This opinion is limited to the General Corporation Law of the State of Delaware.
     Based upon and subject to the foregoing, we are of the opinion that:
1.	The Company Shares have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.	The Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.
     We hereby consent to the references to our firm under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP

MCDERMOTT WILL & EMERY LLP